EXHIBIT 5.1

John E. Lux, Esq.

Attorney at Law

1629 K Street, Suite 300

Washington, DC 20006

(202) 780-1000

Admitted in Maryland and the District of Columbia

April 3, 2017

Board of Directors

Notes Incorporation

112 North Curry Street

Carson City, Nevada 89703

Ladies and Gentlemen:

I have acted, at your request, as special counsel to  Notes Incorporation, a Nevada corporation, (“ Notes Incorporation”) for the purpose of rendering an opinion as to the legality of 1,000,000 shares of  Notes Incorporation's common stock, par value $0.001 per share, (“Shares”) to be offered and distributed by  Notes Incorporation pursuant to a registration statement to be filed under the Securities Act of 1933, as amended, by Notes Incorporation with the U.S. Securities and Exchange Commission (the "SEC") on Form S-1, for the purpose of registering the offer and sale of the Shares (“Registration Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of  Notes Incorporation and all amendments thereto, the By-Laws of  Notes Incorporation, selected proceedings of the board of directors of  Notes Incorporation authorizing the issuance of the Shares, certificates of officers of  Notes Incorporation and of public officials, and such other documents of  Notes Incorporation and of public officials as I have deemed necessary and relevant to the matter opined upon herein.  Notes Incorporation has not identified or appointed a transfer agent at the date of this opinion. I have assumed, with respect to persons other than directors and officers of  Notes Incorporation, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by  Notes Incorporation against payment therefore, as described in the registration statement, will be validly issued, fully paid and non-assessable.

I have not been engaged to examine, nor have I examined, the Registration Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-1, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I consent to the use of my opinion as an exhibit to the registration statement and to the reference thereto under the heading “Interests of Named Experts and Counsel” in the prospectus contained in the registration statement.

Very truly yours,

/s/ John E. Lux, Esq.

John E Lux, Esq.